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                                                                  Exhibit 99.1


            PREFERRED EMPLOYERS ANNOUNCES NEW CHIEF OPERATING OFFICER


Contact: William Dresback, Senior V.P. and Chief Financial Officer Preferred Employers Holdings, Inc.
                  10800 Biscayne Boulevard
                  Miami, FL 33161
                  (305) 893-4040 - Telephone
                  (305) 893-1173 - Facsimile

                  Miami, Florida July 7, 1997/PR Newswire--Preferred Employers Holdings, Inc. (NASDAQ: PEGI) announced today that the Company has elected D. Mark Olson as Vice Chairman and Chief Operating Officer of the Company.

                  Prior to his election, Mr. Olson served as President, Chief Executive Officer and a director of PCA Solutions, Inc., a workers' compensation third party administration company. Prior to PCA Solutions, Mr. Olson served as National Director of Sales for Kemper Financial Services (KFS), and later as Chairman, President and Chief Executive Officer of Invest Financial Corporation, a KFS subsidiary. He has also served as a consultant to many of the nation's largest insurance and asset management companies. Mel Harris, Chairman of the Board and Chief Executive Officer of the Company, said "The election of Mr. Olson to the management team creates unlimited opportunities for the Company. Mr. Olson's past experience brings an additional dimension to the operations of the Company."

                  The Company provides workers' compensation and business insurance products, risk management and cost containment services, primarily to franchised companies. The Company also reinsures certain workers' compensation and employers liability insurance policies through its offshore Bermuda reinsurance company. The Company believes it is one of the only national providers which focuses on servicing the franchise industry.